Exhibit 99.1

ALCENTRA CAPITAL INCREASES REVOLVER TO $115 MILLION

Dec 22, 2014

NEW YORK, Dec. 22, 2014 /PRNewswire/ -- Alcentra Capital Corporation (NASDAQ: ABDC) increased their revolving credit facility to $115 million.  The revolver was increased by $35.0 million via an amendment.  There is an accordion feature that allows the facility to increase to $160.0 million.

ING Capital LLC is the Agent and Arranger.

About Alcentra Capital Corporation

Alcentra (www.alcentracapital.com) is an externally-managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Alcentra's investment objective is to generate both current income and capital appreciation primarily by making direct investments in lower middle-market companies in the form of subordinated debt and, to a lesser extent, senior debt and minority equity investments. Alcentra's investment activities are managed by its investment adviser, Alcentra NY, LLC.

About Alcentra NY, LLC

Alcentra NY, LLC is part of BNY Alcentra Group Holdings, Inc. ("Alcentra Group"), one of the world's leading sub-investment grade credit asset managers focusing on the U.S. and European markets. Alcentra Group has an investment track record that spans across 50 separate investment funds totaling approximately $24 billion (including accounts managed by Alcentra NY, LLC, Alcentra Ltd, and assets managed by Alcentra Group personnel for affiliates under dual officer arrangements).

About ING Capital LLC

ING Capital LLC is a financial services firm offering a full array of wholesale financial lending products and advisory services to its corporate and institutional clients. ING Capital is an indirect U.S. subsidiary of ING Bank NV, part of ING Group (NYSE: ING), a global financial institution of Dutch origin. The purpose of ING Bank is empowering people to stay a step ahead in life and in business. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the Investment Industry, including business development companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain "forward-looking statements," which relate to future performance or financial condition. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission including the final prospectus filed with the Securities and Exchange Commission on May 9, 2014. Alcentra undertakes no duty to update any forward-looking statement made herein except as required by law. All forward-looking statements speak only as of the date of this press release.

SOURCE Alcentra Capital Corporation

For further information: Ellida McMillan, 212-922-6644